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                                                                  Exhibit (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase, dated November 8, 2000, and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                                       AND
              ALL OF THE OUTSTANDING SHARES OF SERIES A CUMULATIVE
                                CONVERTIBLE STOCK
                                       OF
                             HARCOURT GENERAL, INC.
                                       AT
               $59.00 NET PER SHARE FOR EACH SHARE OF COMMON STOCK
                                       AND
           $77.29 NET PER SHARE FOR EACH SHARE OF SERIES A CUMULATIVE
                                CONVERTIBLE STOCK
                                       BY
                               REH MERGERSUB INC.

                          A WHOLLY OWNED SUBSIDIARY OF
                               REED ELSEVIER INC.

REH Mergersub Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Reed Elsevier Inc., a Massachusetts corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares") and all outstanding shares of Series A Cumulative Convertible Stock, par value $1.00 per share (the "Preferred Shares," and together with the Common Shares, the "Shares"), of Harcourt General, Inc., a Delaware corporation (the "Company"), at a purchase price of $59.00 per Common Share, net to the seller in cash, without interest (the "Common Offer Price") and $77.29 per Preferred Share, net to the seller in cash, without interest (the "Preferred Offer

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Price") in each case upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 8, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 7, 2000, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH ANY SHARES OWNED, DIRECTLY OR INDIRECTLY, BY PARENT OR PURCHASER, OR ANY SUBSIDIARY OR CONTROLLED AFFILIATE, REPRESENT ON THE DATE OF PURCHASE, AT LEAST A MAJORITY IN VOTING POWER OF COMMON SHARES (DETERMINED ON A FULLY DILUTED BASIS) AND (ii) ANY APPROVALS, CLEARANCES OR WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND OTHER REQUISITE OR ADVISABLE APPROVALS, CLEARANCES OR WAITING PERIODS UNDER ANY OTHER MATERIAL ANTITRUST LAWS APPLICABLE TO THE OFFER, THE MERGER (AS DEFINED BELOW) OR THE SUBSEQUENT TRANSACTION BETWEEN PARENT AND THE THOMSON CORPORATION (AS DESCRIBED IN THE OFFER TO PURCHASE) HAVING BEEN OBTAINED, EXPIRED OR TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 27, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The purpose of the Offer is for Parent to acquire control of, and the entire equity interest in, the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that as soon as practicable after the purchase of Shares pursuant to the Offer, and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). At the effective of the Merger, each Common Share and each Preferred Share outstanding immediately prior to such time (other than Common Shares and Preferred Shares owned by Parent or Purchaser or the Company as treasury stock or the subsidiaries of the Company, all of which will be cancelled (other than Common Shares held by the subsidiaries of the Company), and other than Common Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law), will be converted into the right to receive $59.00 (or any greater per Common Share price paid in the Offer) in cash, without interest, in the case of the Common Shares or $77.29 (or any greater per Preferred Share price paid in the Offer) in cash, without interest, in the case of the Preferred Shares.


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         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT
THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Citibank, N.A. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Common Offer Price or the Preferred Offer Price, as the case may be, therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE COMMON OFFER PRICE FOR COMMON SHARES OR THE PREFERRED OFFER PRICE FOR PREFERRED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined in the Offer to Purchase). Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 6, 2001, unless theretofore accepted for payment as provided in the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one


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 of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-
Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

         The receipt by a stockholder of the Company of cash for Shares pursuant to the Offer and the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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         Questions and requests for assistance and copies of the Offer to
Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at Purchaser's expense. Neither of Parent or Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.



                     THE INFORMATION AGENT FOR THE OFFER IS:

                                [MACKENZIE LOGO]
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                          (212) 929-5500 (CALL COLLECT)
                       E-MAIL: proxy@mackenziepartners.com

                                       OR

                         CALL TOLL FREE: (800) 322-2885


                      THE DEALER MANAGER FOR THE OFFER IS:
                           MORGAN STANLEY DEAN WITTER
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-4834

November 8, 2000


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